Amendment To

Fourth Amended and Restated Limited Liability Company Agreement Of TCW Direct Lending VII LLC

This Amendment to Fourth Amended and Restated Limited Liability Company Agreement (as amended, restated, supplemented and otherwise modified from time to time, this “Amendment”) of TCW Direct Lending VII LLC, a Delaware limited liability company (the “Company”) is made and entered into as of December 11, 2024, by the Company with the consent of its members.

RECITALS

WHEREAS, the Company is currently governed by that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 14, 2019 (as amended, “Agreement”); and

WHEREAS, pursuant to Section 12.1.1, of the Agreement, a majority in interest of the Common Unitholders of the Company have approved and adopted this amendment; and

WHEREAS, the undersigned desires to amend the Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, hereby agrees and hereby amends the Agreement as follows:

1.
Amendments.

Section 6.14(b) of the Agreement permitting follow-on investments is hereby amended and restated in its entirety as follows:

(b) Follow-on investments in existing Portfolio Companies up to an aggregate amount not to exceed an amount equal to 10% of the aggregate cumulative amounts invested or committed for investment by the Company during the Commitment Period.

2.
Agreement in Effect.

Except as hereby amended, the Agreement shall remain in full force and effect.

3.
Applicable Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

4.
Severability.

Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

5.
Counterparts.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.
Binding Effect.

This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

* * * * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Fourth Amended and Restated Limited Liability Company Agreement of TCW Direct Lending VII LLC as of the day, month and year first above written.

[Signature Page to Amendment to the Fourth Amended and Restated Limited Liability Company Agreement of TCW Direct Lending LLC]